  Exhibit 10.17
PRODUCT & TRADEMARK LICENSE AGREEMENT

This PRODUCT & TRADEMARK LICENSE AGREEMENT (“Agreement”), entered into as of this January _14__, 2019 (“Effective Date”), the terms and conditions of which shall govern the grant by Docklight LLC a Nevada limited liability company (together with its affiliates, “Licensor”) of a limited license to use certain intellectual property rights to NABC, Inc a Washington corporation (herein “Licensee”) (herein, Licensor and Licensee are each a “Party,” and collectively, the “Parties”).

RECITALS

WHEREAS, Licensor is the owner or has the exclusive right to use, display, reproduce, modify, and create derivative works of certain name(s), image(s), likeness(es), logo(s), design(s), slogan(s), and mark(s) more fully described in the License Schedule, attached herein (collectively, the “Licensed Property”), including, but not limited to, the exclusive right to the name, image, likeness and biography of Bob Marley, and the trademarks MARLEY and BOB MARLEY in conjunction with the sale, offer for sale, marketing, manufacturing, distribution, advertising, and promotion of certain products and services as further defined herein; and

WHEREAS, Licensor has the right, power, and authority to grant licenses to use the Licensed
Property; and

WHEREAS, Licensor is willing to grant Licensee a limited license to the Licensed Property on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, for good and valuable consideration, the sufficiency of which is hereby acknowledged, the Parties do agree as follows:

1. LICENSE GRANT

1.1 Definition of Intellectual Property Rights. “Intellectual Property Rights” shall mean all rights, privileges and priorities provided under U.S., state, and foreign law relating to intellectual property and proprietary rights, including, without limitation (i) all patents and patent applications; (ii) copyrights, mask work rights and rights in databases; (iii) trademarks, service marks, trade names, logos, domain names and trade dress, the goodwill and any business symbolized thereby, and all common-law rights relating thereto; and (iv) trade secret rights and other rights in confidential information, including without limitation proprietary recipes, ingredient lists, supplier lists and methods of manufacturing or production, and (v) all registrations, applications, and recordings for and amendments, modifications, improvements, extensions, continuations, continuations-in-part, re-examinations and reissues to any of the foregoing.

1.2 Licensed Rights. Subject to the terms and conditions of this Agreement, and all local state, and federal laws, rules, regulations, statutes, directives, treaties, orders and decrees (herein, “Applicable Law”), Licensor hereby grants to Licensee an exclusive license, to use, the Licensed Property, including all related Intellectual Property Rights, for the limited purpose of manufacturing, selling, distributing, marketing, and advertising the Licensor-approved products bearing the Licensed Property (“Licensed Products”) in the territory, as more fully described herein and in the License Schedule (the “Licensed Territory”), solely for the Term of this Agreement (the “License Period”), and subject to Licensee’s timely payments (the “License Fees”) as set forth in Section 8 and the License Schedule (collectively, the “Licensed Rights”).

1.3 Rights Not Granted; Loss of Rights. This Agreement is not an assignment or grant to Licensee of any right, title or interest in or to the Licensed Property, other than the grant of rights to use the Licensed Property solely in connection with the Licensed Products in the Licensed Territory as set forth herein. Licensee shall not use the Licensed Property other than as specifically permitted hereunder. Licensee agrees that in using the Licensed Property, it will in no way represent that it has any right, title or interest in or to the Licensed Property other than as expressly granted under the terms of this Agreement. All use of the Licensed Property by Licensee shall inure solely to the benefit of Licensor as the sole and exclusive intellectual property owner of all Licensed Property. In the event Licensor ceases to own or have the right to use any part of the Licensed Property during the Term, Licensor shall provide Licensee with immediate written notice, and this Agreement shall be deemed to have automatically terminated without fault or cause of the Parties, in accordance with the provisions in Sections 10.5 through 10.9.

1.4 Conditioned Approval. Notwithstanding any provision to the contrary herein, this Agreement shall not be considered effective, consummated, nor binding upon the parties until the Licensed Property Owner has granted its written approval.  Written approval of this Agreement by the Licensed Property Owner shall be considered a condition precedent to the consummation of this Agreement. The Parties shall use their best efforts to obtain Licensed Property Owner written approval in as short of time as practicable. However, in the event that Licensed Property Owner has not supplied its written approval of this Agreement within forty-five (45) days of the Effective Date, this Agreement shall be considered null & void and shall have no further effect upon the parties.

1.5 Duty to Exploit License. Licensee shall use commercially reasonable efforts during the License Period to (a) manufacture the Licensed Products; (b) distribute and sell the Licensed Products; and (c) engage in Advertising and Promotion (as defined below) in the Licensed Territory.

1.6 Covenants. Licensee covenants that either during the License Period or thereafter, Licensee shall not do nor permit any of the following:

(a) any act or omission in derogation of the rights of Licensor in the Licensed Property;

(b) any use of the Licensed Property in a manner not specifically authorized by this Agreement;

(c) any act or omission calculated or likely to harm the Licensed Property or bring the Licensed Property into disrepute;

(d) any act or omission calculated or reasonably likely to harm the Licensor or bring the Licensor into disrepute;

(e) enter into any sublicense or otherwise assign or transfer any right or obligation except as expressly authorized under this Agreement;

(f) attack the validity of the Licensed Property;

(g) make unauthorized modifications of the Licensed Property including but not limited to changes in spelling, designs, fonts, logos, or colors;

(h) make unauthorized modification to the designs, schematics, renderings, formulations and other similar documents of the Licensed Property without the prior, written consent of the Licensor;

(i) except as required by Applicable Law or separately approved by Licensor, affix any third-party trademark, logo, word, or design to the Licensed Property or use any other trademark, logo, word, or design in connection with the Licensed Property except that Licensee may use its own trademarks, logos, words, designs, or trade names on packaging, advertising and promotional materials for the Licensed Property.

(j) claim, use, or apply to register, record or file any trademark, trade name, business name, corporate name, domain name, social media user name, email address, copyright, or design that is identical with, confusingly similar to, clearly derived from or based on the Licensed Property; or

(k) use any of the Licensed Property in a manner which is likely to depreciate or cause material harm to the goodwill attached to any of the Licensed Property.

1.7 Licensee Property. It shall not be a breach of covenants in Section 1.6if Licensee independently develops its own consumer products and related brands so long as the Licensee Property are not identical with, confusingly similar to, clearly derived from, based on, or includes any of the Licensed Property. For the avoidance of doubt, Licensee Property may be used on or in connection with goods and services that are deemed competitive to the Licensed Property (but do not otherwise bear the Licensed Property) and such activity shall not violate this Section 1.7.

2. ADVERTISING AND PROMOTION

2.1 Advertising and Promotion. Subject to all laws, rules, regulations, standards and orders applicable to the advertising and marketing of the Licensed Products, Licensee shall have the right to use the Licensed Property to market, advertise and promote the sale of the Licensed Products during the License Period in the Licensed Territory in all legal media channels (“Advertising and Promotion”), subject to the approvals as set forth in Section 6.3 below. All Advertising and Promotion shall comply with all standards, specifications and/or designs as may be established by Licensor and furnished to Licensee from time to time. In addition, all Advertising and Promotion shall be consistent with the premium brand prestige of the Licensed Property. Licensee must display appropriate disclaimers regarding territorial purchase limitations and Licensee’s use of the Licensed Property under license from Licensor, as approved by Licensor. Licensee shall, in good faith and at its own expense and subject to the approval required by Section 6.3 hereof:

(a) market, advertise, promote and sell the Licensed Products to Customers (as defined in Section 5.2 below) located in the Licensed Territory consistent with good business practice, in each case using commercially reasonable efforts to maximize sales of the Licensed Products;

(b) establish and maintain a sales and marketing organization sufficient to develop to the satisfaction of Licensor the market potential for the sale of the Licensed Products, independent sales representatives and a distribution organization and facilities sufficient to make the Licensed Products available to meet demand;

(c) develop and execute a marketing plan in concert with Licensor sufficient to fulfill its obligations under this Agreement, which shall provide additional brand support to licensed retailers or distributors (“Resellers”) as may be mutually determined by Licensor and Licensee;

(d) spend such amounts as are reasonable and customary for the business contemplated herein on other marketing and promotional activities with respect to Licensed Property not specifically delineated hereunder including, but not limited to, point-of-sale materials (including fixtures and signage);

(e) have sufficient knowledge of the industry and products competitive with the Licensed Products (including specifications, features and benefits) so as to be able to explain in detail to the Customers the differences between the Licensed Products and competing products, and information on standard protocols and features of each Licensed Products;

(f) observe all reasonable directions and instructions given to it by Licensor in relation to the marketing, advertisement and promotion of Licensed Products bearing the Licensed Property;

(g) in any and all contacts between Licensee and any Reseller, Licensee must identify to the Reseller, Licensee’s full legal name, trade name, or both; and

(h) market, advertise, promote and sell Licensed Products, and conduct business in a manner that reflects favorably at all times on the Licensed Property, the Licensed Products, and the good name, goodwill and reputation of Licensor and Licensed Property, and consistent with the brand prestige of the Licensed Property.

3. PACKAGING

3.1 Licensed Product Packaging. All Licensed Products produced under this Agreement shall be packaged in packaging which meets all requirements of Applicable Law and has been approved by Licensor pursuant to Section 6.3 (the “Packaging”). Licensee is responsible for ensuring, and further represents, warrants and covenants, that all Approved Licensed Products are and shall be packaged in the Packaging.

3.2 Additional Labels. Except for Licensee marks, no labels or marks shall be placed on the Packaging unless supplied to Licensee by Licensor, required under Applicable Law, or otherwise pre-approved by Licensor in writing, the pre-approval of which shall not be unreasonably withheld. Similarly, the Packaging and labels shall not be altered in any material way, except for the insertion of the true weight, count, quantity, price or other information required by Applicable Law, solely onto the designated areas of the labeling or Packaging where provided.

4. SOURCING & MANUFACTURING

4.1 Manufacture. Licensee is responsible for ensuring that all Licensed Products bearing the Licensed Property are of good merchantable and usable quality, free of all defects and suitable for the purposes for which the Licensed Products are marketed, sold and used, and shall be sourced, manufactured, stored, packaged, handled and shipped under sanitary conditions, and in full compliance with Applicable Law, including all local, state, federal and/or provincial laws, rules, regulations, standards and orders applicable to: (i) the sourcing of all components and ingredients (including the sourcing of Cannabidiol (CBD)); and, (ii) the facilities, controls, manufacturing, processing, packaging, storing, and handling of the Licensed Products in effect during the License Period. ..

4.2 Manufacture of Licensed Products by Third Parties. In the event the Licensed Products are to be designed, sourced, manufactured, supplied, stored, packaged, handled or shipped by third party designers, cultivators, manufacturers, and/or suppliers (collectively, “Manufacturers”), Licensee shall, upon written request by Licensor, notify Licensor of the name and address of such Manufacturer(s).

4.3 Quality Standard. The nature and quality of the Licensed Products bearing the Licensed Property shall conform to all specifications and standards of quality approved by Licensor pursuant to Section 6.1.

5. DISTRIBUTION

5.1 Distribution. Licensee shall have the right to distribute the Licensed Products to Resellers (defined below) in the Licensed Territory during the License Period only in strict compliance with all Applicable Law. Licensee may appoint sub-distributor(s) with the prior written approval of Licensor, which shall not be unreasonably withheld; however, if approved by Licensor, Licensee shall enter into a written agreement, reasonably acceptable to Licensor, with such approved sub-distributor(s), upon terms that are as least as protective of the rights and information of Licensor under this Agreement, and Licensee shall be solely responsible for any acts or omissions of any of sub-distributor(s) regarding the distribution of the Licensed Products.

5.2 Restrictions. Licensee may distribute Licensed Products solely in the Licensed Territory and solely to: (i) jurisdictions in which the sale of Licensed Product are allowed under Applicable Law; (ii) entities which are properly approved by the applicable governmental authority to resell the Licensed Products (each, a “Reseller”), and (iii) eligible individuals (each an “End User”) (End Users and Resellers collectively, the “Customers”). For clarity, a Reseller shall not include a sub-distributor. Licensee shall not sell Licensed Property to any Reseller whom Licensee knows or has reason to believe is purchasing Licensed Property for resale other than to Customers in the Licensed Territory. Licensee has the sole obligation and responsibility for ensuring that the Resellers comply with the terms and conditions of this Agreement and Applicable Law. Licensee shall diligently monitor and enforce Licensee obligations that are discharged by any of the Resellers.

5.3 Minimum Advertised Price. The parties shall make commercially reasonable efforts establish a Minimum Advertised Price (“MAP”) for all Licensed Products. Licensee will make commercially reasonable efforts not cause or permit Licensed Products to be advertised at a price below MAP. The MAP applies only to advertised prices and does not apply to the price at which the Licensed Products are actually sold or offered for sale to an End User, which remains in the discretion of the Licensee and/or Reseller, subject to any pricing restrictions of local, state, and/or provincial law.

5.4 Other Obligations.

(a) All Reseller orders shall be by means of signed written purchase orders or in such form as is compliant with Applicable Law.

(b) During the License Period, Licensor will refer any and all orders or inquiries from potential customers within the Licensed Territory to Licensee. Licensee will promptly refer any and all orders or inquiries from potential customers outside of the Licensed Territory to Licensor.

(c) Licensee shall use commercially reasonable efforts to maintain quantities of Licensed Products at all times during the License Period as reasonably necessary in order to meet the demand of Customers and potential Customers.

6. APPROVALS AND QUALITY CONTROL

6.1 Quality Assurance and Control. Licensee will perform quality assurance inspections to assure the compliance of the Licensed Products with any product specifications communicated by Licensor from time to time and to meet all applicable health and safety requirements. Licensee will maintain separate lot code control for every batch of Licensed Products produced and maintain a file recording where all Licensed Products by lot code where shipped. Licensee shall ensure that any Manufacturers and any and all raw material and source suppliers maintain a quality control program consistent with the highest commercial standards, and Applicable Law.

6.2 Inspection. Licensor or its representatives shall have the right, but not the obligation, no more frequently than once per calendar quarter and upon reasonable advance written notice, to visit, inspect and audit Licensee’s facilities – including the facilities of any Manufacturers, or approved sub-distributors relating to Licensed Products manufactured hereunder. Licensor will perform such audits at Licensor’s expense; provided, however, that if any such visit, inspection or audit reveals that Licensee, a Manufacturer or approved sub-distributor is not in material compliance with this Agreement, Licensor will provide written notice of such deficiency and Licensee will reimburse Licensor for its costs in connection therewith. In addition, Licensee agrees to correct (or cause any Manufacturer or approved sub distributor to correct) any material deficiencies or defects that affect the quality of Licensed Products identified by Licensor during any inspection, and Licensee shall provide Licensor with a written response detailing the actions taken to correct such defects within thirty (30) days after such observations were made by Licensor or its representative to Licensee in writing. Licensor has the option, but not the obligation, to conduct a follow up inspection, at the expense of Licensee, after such defects are corrected to ensure that Licensee is in material compliance with this Agreement.

6.3 Prior Approval. Prior to the sale or distribution of any new product bearing the Licensed Property, Licensee shall provide to Licensor, free of cost, specimen samples, Packaging, packaging inserts, labels, advertising or promotional material as may be reasonably requested by Licensor. Licensor shall use commercially reasonable efforts to review and approve or reject all requests for approval with an explanation of concerns within five (5) business days of receiving any such request. Licensor shall be deemed to have denied approval under this Section 6.3 if it has not responded to Licensee’s request within ten (10) business days of receipt of such request.

7. SAFETY, COMPLAINTS, RECALLS, DEFECTS

7.1 Safety; Compliance with Laws. Each Licensed Product shall be manufactured, packaged, labeled, sold and distributed in accordance with all laws, rules and regulations governing the manufacture, quality, safety, transportation, and distribution of such products. Licensee expressly acknowledges and agrees that Licensor shall rely on Licensee to ensure that the component sourcing, manufacture, Packaging, labeling, advertising, sale and distribution of Licensed Products hereunder shall conform in all respects with all Applicable Law. Each party shall promptly bring to the other party’s attention any concerns it may have with respect to legal compliance of any Licensed Products or the Licensed Property. Licensee represents, warrants, and agrees that all Licensed Products produced pursuant to the terms and conditions of this Agreement, and the labeling, Packaging, manufacture, possession, distribution, storage, sale and delivery of all such Licensed Products, shall: (a) comply with or exceed the requirements of all applicable national and local laws, rules, and regulations, including but not limited to those applicable to the manufacture, pricing, sale and/or distribution of the Licensed Products; and (b) produce articles of good quality and which are substantially free of defects in design, materials and workmanship, and shall comply with such specifications, if any, as may have been specified in connection with this Agreement, and shall fully conform to any sample thereof approved by Licensor.

7.2 Complaints. Upon any claim, complaint or assertion by a government or regulatory agency that a Licensed Product bearing the Licensed Property is unsafe or unfit for human use, the Licensee shall immediately undertake an investigation and take appropriate actions to minimize risk to consumers until there has been a final determination of the safety issue to the satisfaction of Licensor. Each party shall immediately, but in any event no later than five (5) days, notify the other party of a complaint with respect to a Licensed Product received from any source, including but not limited to those which refer to the safety of a Licensed Product or its fitness for human use, or which refer to compliance with Applicable Law or regulations.

7.3 Recalls. If any of Licensed Products bearing Licensed Property pose a safety threat to the consumer, Licensee shall immediately recall such products from the marketplace, and take any other measures Licensor may reasonably demand. If any of the Licensed Products are the subject of negative publicity due to poor quality and/or user safety of the Licensed Products, Licensee shall, upon Licensor’s reasonable request, immediately recall such Licensed Products from the marketplace, and take any other measures Licensor may reasonably demand. Notwithstanding, Licensor shall be entitled to Royalties for all sales of Licensed Products that may be recalled for any reason. Licensee shall assume all the obligations, liabilities, costs and expenses relating in any recalls of Licensed Products under this Section 7.3.

7.4 Product Defects.

(a) As between Licensor and Licensee, Licensee assumes all liability for defects or any type of product liability claim regarding the Licensed Products. In the event that a Customer of any Licensed Product manufactured or sold during the License Period, or any other third party, claims such Licensed Products to be defective or in breach of any warranty or otherwise raises a product liability claim with respect to the Licensed Products, Licensee shall assume all the obligations, liabilities, costs and expenses relating in any manner to such Licensed Property, including, without limitation, any claimed defect or breach of warranty or other product liability claim.

8. STATEMENTS, PAYMENTS, RECORDS, TAXES.

8.1 License Fees. In consideration of the rights granted hereunder, Licensee shall pay to Licensor fees as set forth in the License Schedule (“License Fee”), attached hereto.

8.2 Special Sales. Licensee shall not sell or distribute Licensed Products without an invoice and shall not solicit or accept other compensation attributable to the distribution of the Licensed Products separate from or in addition to the price which appears on the invoice. Licensee shall not sell Licensed Products at discounts except those normal and customary in the trade.

8.3 Monthly Sales Statements.

(a) Licensee shall keep separate written records of all Licensed Products sold during the License Period of this Agreement. Within thirty (30) days following the end of each calendar month, Licensee shall furnish to Licensor complete and accurate written statements identifying each Reseller, the number of Licensed Products sold, itemized by product and retail location, gross sales prices, itemized deductions from gross sales prices (including any returns actually credited during such month) and Net Sales Revenue (as defined in License Schedule) of Licensed Products, by month preceding the date of such report (“Monthly Sales Statement”). Licensee shall certify the statements as complete and correct. Licensed Products shall be considered sold when invoiced. No deduction from Net Sales Revenue shall be made for commissions, for sales made on an approval, consignment or return basis, nor for any costs incurred in the manufacture, sale, distribution or exploitation of the Licensed Products.

(b) Promotional Items. A License Fee shall not be owed to Licensor for promotional items given away for free, provided that the total value of such promotional items given away for free in any given calendar year shall not exceed the agreed-upon joint marketing costs (“Joint Marketing Costs”) as detailed and defined in the Licensing Schedule.

8.4 Time and Method of Payments.

(a) The License Fee shall be calculated at the end of each calendar quarter from the three months preceding the end of the quarter and shall be paid to Licensor no later than forty-five (45) days following the end of such calendar quarter. All amounts due and owing to Licensor but not paid by Licensee by the due date will bear interest from the due date in U.S. Dollars at the rate of eight per cent (8%) per annum (calculated on a monthly basis), until such time that all of the outstanding amount and interest thereon is paid in full (“Default Interest”). In the event Default Interest is assessed, Licensor may allocate all future payments by Licensee, first, towards repayment of outstanding Default Interest, and thereafter, towards repayment of outstanding amounts due and owing.

(b) Payments to be made by Licensee to Licensor under this Agreement shall be paid in U.S. dollars by (i) check made to the order of Licensor, (ii) bank wire transfer in immediately available funds to such bank account in the United States designated in writing by Licensor from time to time, or (iii) offset against any outstanding amounts that Licensor owes to Licensee. For the avoidance of doubt, Licensee retains all risk associated with the transfer of payments to Licensor until payments have been received by Licensor or its authorized representative.

8.5 Records. Licensee shall keep true books of account containing an accurate record of all data necessary for the determination of compliance with this Agreement, and maintain the same throughout the License Period and for five (5) years thereafter.

8.6 Inspection of Books and Records. Licensor and its duly authorized representatives shall have the right, but not the obligation, no more frequently than once per calendar quarter and upon five (5) days’ written notice, to examine and copy all books and other records of the Licensee relating License Products and the subject matter of this Agreement during the License Period and for a period of two (2) years thereafter. Such examinations shall be limited to completed quarterly books and records and shall be conducted during regular business hours at the Licensee’s offices by a certified public accountant selected by Licensor. If any audit discloses deficiencies, said amount shall, upon Licensee’s receipt of an invoice by Licensor, be immediately paid to Licensor, and if any audit performed at Licensor’s expense discloses deficiencies of five percent (5%) or more of the total amount of License Fees or other amounts paid or due and owing to Licensor for the time period being audited, Licensee shall reimburse Licensor for the actual, out-of-pocket costs of such audit. Further, if it is determined by any audit (or by other conclusive evidence) that Licensee has sold any category(ies) of article(s) bearing the Licensed Property for which it does not have licensing rights hereunder, then Licensor shall, without waiving any other rights or remedies, be entitled to immediately recover from Licensee one hundred percent (100%) of the proceeds from the sale of such merchandise.

8.7 Taxes, Duties, other Government Charges. Licensee shall bear all taxes, duties and other governmental charges relating to or arising under this Agreement, including, without limitation, any provincial, local or federal income taxes (except withholding taxes on license fees imposed by Applicable Law or any taxes due on the net income of Licensor), any stamp or documentary taxes or duties, turnover, sales or use taxes, value added taxes (VAT), excise taxes, customs or exchange control duties or any other charges relating to or on any Licensee Fee or other amounts payable by Licensee to Licensor under this Agreement. Licensee shall obtain, at its own cost and expense, all licenses, bank approvals, and any other documentation necessary for the transmission of all payments relevant to Licensee’s performance under this Agreement.

8.8 Periodic Adjustment. The License Fee set forth in Section 8.1 of this Article and the License Schedule shall be reviewed annually by the parties no later than 45 days following the end of each year to ensure that it continues to reflect the arm’s-length value of the rights granted to Licensee under the terms of this Agreement. If any change to the license fee rate or structure is determined by the mutual agreement of the parties to be appropriate for this purpose, then an appropriate amendment to this Agreement shall be executed by the parties.

9. INTELLECTUAL PROPERTY RIGHTS

9.1 Ownership of Intellectual Property Rights. As between Licensor and Licensee, the Licensed Property (including all Intellectual Property Rights in all materials of any kind in connection with this Agreement) and the goodwill appurtenant thereto are the sole and exclusive property of Licensor. Licensee acknowledges that all uses of the Licensed Property hereunder and all the goodwill attached or which shall become attached to the Licensed Property (not including any Licensee mark that may be attached thereto), in connection with the manufacture, sale, distribution, promotion and advertising of the Licensed Property shall inure solely to Licensor’s benefit. If Licensee acquires any intellectual property rights in the Licensed Property, by operation of law or otherwise, Licensee hereby irrevocably assigns such rights to Licensor without further action by any of the parties.

9.2 Protection of Intellectual Property Rights. Licensee shall cooperate with Licensor as requested by Licensor and do whatever is reasonable and necessary for the protection of the Licensor’s Intellectual Property Rights including Licensed Property. Licensee shall not do anything or authorize anyone to do anything which may adversely affect any rights of Licensor in the Licensed Property, or Licensor’s rights to the Licensed Marley Property, or which may reduce or dilute the value or distinctiveness of the Licensed Property or disparage or detract from the reputation and prestige of the brand encapsulated by the Licensed Property. Licensee shall not seek to register any trademark or other intellectual property right within the Licensed Property, or any name, mark or designation confusingly similar thereto for any products.

9.3 Trademark Notices. Licensee shall ensure that all Licensed Property sold by Licensee and all related quotations, specifications and descriptive literature, and all other materials carrying the Licensed Property, are marked with the appropriate trademark notices in accordance with Licensor’s instructions.

9.4 Infringement. Licensee shall notify Licensor in writing promptly but in any event no later than (5) days, upon learning of any suspected infringement, misappropriation, or other violation of the Licensed Property, including but not limited to imitation or counterfeiting of Licensed Property. Licensor thereupon shall at its sole discretion take such action as it deems advisable for the protection of its rights in and to the Licensed Property. Licensee agrees not to contact any suspected infringer, not to make any demands or claims, not to institute any suit nor take any other action on account of such infringements, misappropriations or other violations without first obtaining the prior express written consent of Licensor. Licensee shall provide reasonable assistance to Licensor in all respects, including, without limitation, by joining any one or more lawsuits in connection therewith as a party and by causing their officers to execute pleadings and other related documents. The institution and conduct of litigation, the selection of attorneys and the settlement of litigation and claims affecting the Licensed Property shall be entirely within the discretion of Licensor and under Licensor’s control. Unless otherwise agreed, all costs and expenses, including reasonable legal and investigative fees incurred in connection with any such actions which are so undertaken, shall be borne entirely by Licensor, and Licensor shall be solely entitled to any monetary recovery obtained. Nothing herein shall be construed as imposing a duty or obligation upon Licensor to take any action against any alleged infringer, nor to relieve Licensee from full compliance with any of the terms of this Agreement in the event that Licensor does not take any such action or is unsuccessful in its action against any alleged infringer.

9.5 Other Agreements. The parties hereby agree that Licensee is a party to that certain Merchandise License Agreement entered into between Marley Beverage Company, LLC and Marley Merchandising, LLC f.k.a. Hope Road Merchandising, LLC (“Marley Merchandising”) dated as of December 27, 2009, as amended, and later acquired and assumed by Licensee and further amended pursuant to that third amendment entered into by Licensee and Marley Merchandising on or about May 15, 2017 (collectively, the “Marley Beverage License”).  Licensee acknowledges and agrees that the definition of “Licensed Products” under the Marley Beverage License does not include beverages or beverage-related products containing cannabinoids (collectively, “Cannabinoid Beverages”).  Docklight represents and warrants that Marley Green, LLC (“Marley Green”) and Docklight entered into a certain License Agreement pursuant to which Docklight was granted the right to use, and sublicense others the right to use, certain Marley Rights, including the trademark MARLEY NATURAL, in connection with cannabis and certain cannabinoid-related products (the “Marley Natural License”). Licensee acknowledges, covenants and agrees that (i) the Marley Natural License is not inconsistent with the terms of the Marley Beverage License and Licensee shall not challenge or dispute the validity of the Marley Natural License as it pertains to the right to use Marley Rights in connection with Cannabinoid Beverages; (ii) as between Licensee and Docklight, Docklight has been validly granted the right to use certain Marley Rights in connection with Cannabinoid Beverages, including the right to sublicense such rights to Licensee hereunder; and (iii) Licensee shall not claim any right to use Marley Rights in connection with Cannabinoid Beverages under the Marley Beverage License. Licensee agrees that Marley Merchandising and Marley Green shall be deemed third party beneficiaries of this provision.

10. TERM AND TERMINATION

10.1 Term. The term of this Agreement shall commence as of the Effective Date, and shall continue for a period of five (5) years (the “Initial Term”), unless extended or terminated earlier as provided herein or by operation of law.

10.2 Renewal. Beginning on the third anniversary of the Effective Date, the parties shall engage in good faith discussions regarding the possibility of amending this Agreement for the limited purpose of adding term renewal provisions. No amendments to this Agreement shall be valid unless mutually agreed to in writing and executed by both parties, in accordance with Section 16.8, herein.

10.3 Termination for Cause. Upon the occurrence of any of the following defaults, then, in addition to and without prejudice to any rights which it may have at law, Licensor shall have the right to terminate this Agreement upon thirty (30) days prior written notice to Licensee:

(a) Licensee files or has filed against it a petition in bankruptcy, reorganization or for the adoption of an arrangement under any present or future bankruptcy, reorganization or similar law, makes an assignment for the benefit of its creditors or is adjudicated bankrupt, or a receiver, trustee, liquidator or sequestrator of all or substantially all of Licensee’s assets is appointed, or any secured creditor of Licensee exercises or purports to exercise any right or remedy as a secured creditor with respect to any collateral consisting, in whole or in part, of this Agreement, or the rights granted to Licensee hereunder;

(b) Licensee is more than thirty (30) days late in making any undisputed payments required by Section 8 on two (2) or more occasions during the License Period;

(c) Licensee fails to obtain or maintain product liability insurance in the amount of the type provided for in Section 13 herein;

(d) if on more than two (2) occasions Licensor finds and notifies Licensee in writing that Licensee is not in material compliance with this Agreement after an Inspection pursuant to Section 6.2;

(e) Licensee (inclusive of Licensee’s Manufacturers or sub-distributors) becomes subject to any voluntary or involuntary order by a government or governmental agency, regulatory body, court, or the like, ordering the withdrawal, discontinuance, removal or recall of any Licensed Product;

(f) Licensee (inclusive of Licensee’s Manufacturers or sub-distributors) becomes subject to any voluntary or involuntary order by a government or governmental agency, regulatory body, court, or the like, ordering the withdrawal, discontinuance, removal or recall of any competitive product manufactured (inclusive of co-manufacturing or contract manufacturing relationships) or distributed by Licensee, which results in a disparaging effect on Licensor, its business, or its affiliates;

(g) Licensee (inclusive of Licensee’s Manufacturers or sub-distributors) materially violates any Applicable Law or regulation necessary for the operation of its business, including without limitation, health and safety laws, licensing requirements, zoning laws, and employment and labor laws, or if any assets of the Licensor or Licensee are seized or appropriated by any government or governmental authority, provided that a de minimis violation made during a good faith effort to comply shall not be deemed a material breach of this Agreement for which Licensor is entitled to terminate;

(h) Licensee or its principal(s) is subject to a bona fide allegation that Licensee or such principal has engaged in any activity that has a disparaging effect on Licensor, its business, or its affiliates, including but not limited to any fraud, financial wrongdoing, or immoral or unethical business practices;

(i) Licensee breaches a covenant set forth in Section 1.5;

(j) Licensor becomes subject to a determination by: (i) the United States Federal Government, inclusive of its agencies, regulatory bodies, courts, or other equivalent governing body; or (ii) a majority of states within the Territory (inclusive of their agencies, regulatory bodies, courts, or other equivalent governing bodies), that Licensor is required to obtain approval, license or certification from such agency, body or court in order for Licensee to fulfill its obligations or to continue selling Licensed Products in the Licensed Territory under this Agreement, and such approval(s), license(s) or certifications is impossible, impracticable, or have the effect of reducing Licensee’s quarterly sales volume by more than fifty percent (50%) over the previous quarter;

(k) There is a change in control of the Licensee. Change of control shall mean a substitution or replacement of the Licensee’s regulating or governing body, including but not limited to the sale of substantially all assets, a transfer of more than fifty (50) percent of voting stock, a change in a majority of the Licensee’s board members, or a change in the power to direct or cause the direction of the management and policies of the Licensee, whether by contract or through otherwise direct or indirect ownership.

10.4 Other Termination Rights. In the event of an alleged breach by Licensee of any of the terms of this Agreement not covered by Section 10.3 hereof, Licensor shall give written notice to Licensee, specifying the type and circumstances pertaining to such breach in form sufficient to enable opportunity for correction thereof by Licensee. If such breach shall not has been remedied to the satisfaction of the non-breaching party (in its sole discretion) during a thirty (30) day period immediately following the receipt of such notice, Licensor shall have the right to terminate this Agreement. In the event that the breach is remedied within such thirty (30) day period to the satisfaction of Licensor (in its sole discretion), this Agreement shall continue in full force and effect the same as if no notice had been given. Waiver by Licensor of its right to terminate because of any one breach (whether or not Licensee has been provided written notice of such breach) shall not constitute a waiver of any subsequent breach of the same or of a different nature.

10.5 Morals Clause. Licensee understands that at all times during the term of this Agreement, Licensee shall conduct itself at all times with due regard to the public conventions and morals, and to refrain from any behavior that may be objectionable to Licensor. At all times during the term of this Agreement, Licensee (inclusive of its employees, officers, directors, associated parties and affiliates) shall not: (i) behave in a manner objectionable to Licensor, nor commit an offense involving moral turpitude under Federal, state or local laws or ordinances; (ii) do or commit any act or thing that will tend to degrade Licensee (or by reference or implication, Licensor) in society or bring itself into public hatred, public disrepute, contempt, scorn, or ridicule, or that will tend to shock, insult or offend the community or public morals or decency; or (iii) do, or refrain from doing anything that would prejudice Licensor, its employees, officers, directors, affiliates, subsidiaries, or parents, or the legal cannabis industry in general. If at any time, in the reasonable opinion of Licensor, Licensee is determined by Licensor to have committed any act or done anything (whether intentionally or negligently) which might reasonably be considered: (i) to be immoral, deceptive, scandalous or obscene; or (ii) to injure, tarnish, damage or otherwise negatively affect the reputation and goodwill associated with Licensor (inclusive of its employees, officers, directors, affiliates, subsidiaries, or parents); or (iii) to otherwise violate this clause, then Licensor may, upon written notice to Licensee, immediately suspend or terminate this Agreement, in addition to any other rights and remedies that Licensor may have hereunder or at law or in equity.

10.6 Effect of Termination. Upon any expiration or termination of this Agreement all rights granted to Licensee hereunder shall cease and terminate and all accrued payments to owed Licensor shall be paid to Licensor within thirty (30) days of such expiration or termination. No termination of this Agreement by expiration or otherwise shall relieve or release any party from any of its obligations hereunder with respect to payments due under this Agreement.

10.7 Inventory. Licensee shall furnish to Licensor, not less than twenty-one (21) days before the expiration of the License Period and not more than ten (10) business days after receipt of a notice of termination, termination by operation of Law, or the automatic termination of this Agreement, a statement certified by an authorized representative of Licensee, showing the number and description of the Licensed Products and/or Advertising and Promotion materials on-hand (including those products and materials held by Licensee’s Manufacturers, sub-distributors or any other related third party) held for Licensee’s inventory or in process of manufacture (collectively, “Inventory”), specifying the quantity, type, class, category, SKU number and condition of all items of the Inventory. Except as Licensor may otherwise agree, all cancelable orders for the production of Licensed Products shall promptly be canceled.

10.8 Licensor’s Option. Licensor (or at its sole discretion, a Licensor designee) shall have the option (but not the obligation), exercisable by written notice delivered to Licensee within twenty (20) days after its receipt of the Inventory statement, to purchase any or all of the Inventory for an amount equal to the cost of the Inventory (“Inventory Purchase Option”). In the event Licensor notifies Licensee that it is exercising its purchase option, Licensee shall deliver to Licensor or its designee at a destination of Licensor’s choice, all Inventory referred to in Licensor’s notice within fifteen (15) days after receipt of such notice, subsequent to receipt of all regulatory approvals required to undertake such delivery. Licensor shall pay Licensee for such Inventory as is in marketable, first quality condition within thirty (30) days after its receipt thereof, after deduction from the purchase price all amounts owed by Licensee hereunder.

10.9 Sell-off Period. In the event Licensor does not exercise its purchase option or purchases less than all of the Inventory, and if the License expires or is terminated by Licensor other than under Section 10.3 & 10.4 of this Agreement, Licensee (but no other person or entity) shall have the right to sell the remaining Licensed Products within the Licensed Territory for a period of two (2) months immediately following expiration of the Licensor’s Inventory Purchase Option (“Sell-off Period”) provided that: (a) the provisions of this Agreement, including those concerning the calculation and payment of License Fees, shall remain in force and effect during the Sell-off Period; (b) Licensee shall have no exclusive rights during the Sell-off Period; and (c) within thirty (30) days from the expiration of the Sell-off Period, Licensee shall furnish to Licensor a statement showing the quantity, type, class, category, SKU number and condition of Licensed Products and/or Advertising and Promotion materials then on hand or held for Licensee’s inventory (“Final Inventory”). Licensee’s right of sell-off shall itself terminate automatically if Licensee breaches any term, condition, obligation, representation or warranty herein during the Sell-off Period. After the expiration of the Sell-off Period, Licensee shall destroy all Licensed Products and and/or Advertising and Promotion materials remaining in Licensee’s possession which are identified in any manner by or with the Licensed Property, and shall submit a statement certified by an authorized representative of Licensee attesting to and detailing the destruction of such Licensed Products and and/or Advertising and Promotion materials.

10.10 Injunction & Liquidated Damages. Licensee acknowledges that the Licensed Property possesses a special, unique, and extraordinary value, and that material breach of this Agreement (including, but not limited to the unauthorized use of the Licensed Property, and the dissemination of unapproved materials in violation of Section 16.12) would: (i) cause irreparable injury to Licensor; (ii) cause Licensor to incur substantial economic damages (including the potential loss of its rights in the Licensed Property); and (iii) make the exact assessment of monetary damages that would be sustained by Licensor from material breach difficult to accurately determine, or difficult for Licensee fully compensate Licensor for damages for any such material violation by Licensee., Accordingly, the parties specifically agree that:

(a) Licensor shall be entitled to temporary and permanent injunctive relief to enforce any material breach of the provisions herein, and;

(b) In the event of material breach of this Agreement by Licensee, Licensor shall be entitled to assess, and Licensee shall be liable to Licensor for liquidated damages in the amount of $500,000 for each material breach of this Agreement. Such liquidated damages are intended to represent the parties’ good faith estimated actual damages and are not intended as a penalty, and Licensee shall pay them to Licensor without limiting Licensor’s right to terminate this agreement as provided elsewhere herein.

11. INDEMNIFICATION

11.1 By Licensee. Excluding the liabilities described in Section 11.2 (a) – (c) below, Licensee shall defend, indemnify and hold harmless Licensor and its affiliates, directors, officers, shareholders, employees, representatives and agents from and against any and all claims, judgments, liabilities, damages, penalties, losses or expenses (including, without limitation, amounts paid in settlement, attorney’s fees, court costs and other legal expenses) of any kind whatsoever actually or allegedly arising out of or resulting in any way from or in connection with (a) the Licensed Property, Advertising and Promotion; (b) any act or omission of Licensee, its affiliates, directors, officers, shareholders, employees, representatives and/or agents of any of the foregoing relating to such entities’ use or misuse of the Licensed Property; (c) Licensee’s unauthorized or unlicensed use of third party materials and/or third party intellectual property rights in conjunction with the Licensed Property; and (d) the breach of any of Licensee’s representations, warranties, covenants and agreements set forth herein.

11.2 By Licensor. Licensor shall defend, indemnify and hold harmless Licensee and its affiliates, directors, officers, shareholders, employees, representatives and agents from and against any and all claims, judgments, liabilities, damages, penalties, losses or expenses (including, without limitation, amounts paid in settlement, attorney’s fees, court costs and other legal expenses) arising out of or relating solely to a third-party claim that (a) the use by Licensee of the Licensed Property in strict accordance with the terms of this Agreement violates the rights of such third party, including without limitation claims of Trademark infringement; (b) liabilities resulting from or related to the recipe on which the Licensed Property is based; or (c) the breach by Licensor of any of the representations, warranties and agreements set forth herein.

11.3 Claims Procedures. As to any claims falling within the scope of the foregoing indemnifications: (a) each party agrees promptly to notify the other of and keep the other fully advised with respect to such claims and the progress of any suits in which the other party is not participating; (b) each party will have the right to assume, at its sole expense, the defense of a claim or suit made or filed against the other party; (c) each party will have the right to participate, at its sole expense, in any suit instituted against it and to approve any attorneys selected by the other party to defend it, which approval will not be unreasonably withheld or delayed; and (d) a party assuming the defense of a claim or suit against the other party will not settle such claim or suit without the prior written approval of the other party, which such approval will not be unreasonably withheld or delayed.

12. REPRESENTATIONS AND WARRANTIES

12.1 By Licensor. Licensor represents and warrants to Licensee that:

(a)  it has the full right, power and authority to grant the rights herein granted to Licensee, including the right to license the Licensed Property in the Licensed Territory.

(b) the manufacture and sale of the Licensed Property by Licensee does not violate, infringe upon or misappropriate the patent rights and/or any other intellectual property rights of any third party;

(c) except as expressly set forth herein, Licensor makes no representations or warranties as to the Licensed Property.

12.2 By Licensee. Licensee represents and warrants to Licensor that:

(a) it has obtained, or will obtain prior to conducting any activities in the Licensed Territory, all approvals, licenses and certifications necessary to perform its activities hereunder, and will maintain same in good standing during the entirety of the License Period;

(b) it has adequate resources and personnel to sell, distribute and promote the Licensed Property within the Licensed Territory, and all such personnel have obtained and will maintain all occupational licenses and certification necessary to perform such duties;

(c) it shall exercise commercially reasonable efforts to manufacture sufficient quantities of the Licensed Property to fill orders and to meet the market demand in the Licensed Territory;

(d) it shall at all times comply with all Applicable Law(s), , including but not limited to: (i) Applicable Law regarding the manufacturing, , Packaging, promotion, distribution and sale of Licensed Property; (ii) Applicable Law regarding the sourcing, importation, and handling of all components and ingredients (including Cannabidiol, “CBD”); and, (iii) all relevant laws, rules, regulations, statutes, directives, treaties, orders and decrees promulgated by the U.S. Drug Enforcement Administration (DEA), U.S. Food and Drug Administration FDA), U.S. Department of Agriculture (USDA), and their individual state equivalents, provided that a de minimis violation of any Applicable Law made during a good faith effort to comply shall not be deemed a material breach of this Agreement for which Licensor is entitled to terminate;

(e) it is not aware of any violations of Applicable Law by Licensee which in any way relates to the manufacturing of the Licensed Property;

(f) all Licensed Property will be manufactured, stored, packaged, handled and shipped in a sanitary manner and in accordance with the product specifications and Applicable Law;

(g) it shall not use the Licensed Property except as specifically permitted under this Agreement;

(h) it will advertise and promote the Licensed Property in accordance with the applicable Brand Guidelines;

(i) it and its principals will conduct its business and affairs in a professional and workmanlike manner; and

12.3 it is authorized to enter into this Agreement and to exploit the rights herein granted hereunder and is under no disability, restriction or prohibition from entering into or performing its obligations under this Agreement. Standards of Manufacturing Practices. License certifies that the manufacturing of the Licensed Property will conform to the following standards (“Standards of Manufacturing Practices”):

(a) Forced Labor. Licensee certifies that it does not use any forced labor – prison, indentured, bonded or otherwise.

(b) Child Labor. Licensee certifies that no person shall be employed in any factory at an age younger than 15 (or 14 where the law of the country of manufacture allows) or younger than the age for completing compulsory education in the country of manufacture where such age is higher than 15.

(c) Harassment or Abuse. Licensee certifies that it has established policies requiring every employee shall be treated with respect and dignity, and prohibiting any physical, sexual, psychological or verbal harassment or abuse of employees.

(d) Nondiscrimination. Licensee certifies that it has established policies against discrimination in employment, including hiring, salary, benefits, advancement, discipline, termination or retirement, on the basis of race, religion, gender, age, disability, sexual orientation, nationality, political opinion, social or ethnic origin, or any other characteristic that is protected by applicable law.

(e) Health and Safety. Licensee certifies that workers will be provided a safe and healthy working environment designed to prevent accidents and injury to health arising out of, linked with, or occurring in the course of work or as a result of the operation of contractors’ facilities.

(f) Freedom of Association and Collective Bargaining. Licensee certifies that, as applicable, employees’ rights to freedom of association and collective bargaining will be recognized and respected.

(g) Wages and Benefits. Licensee certifies that it complies with all applicable wage and hour laws and regulations, and that employees will be paid at least the minimum wage required by local law, or the prevailing industry wage, whichever is greater.

(h) Hours of Work/Overtime. Licensee certifies that it complies with applicable regulations concerning work hours mandated by local laws and uses overtime only when employees are compensated according to local law. Licensee further certifies that it will not allow employees to exceed the maximum number of overtime hours provided by local laws.

(i) Benefits. Licensee certifies that it complies with all applicable provisions for legally-mandated benefits, including but not limited to heath care; child care; sick leave; contributions for social security; life, health, worker’s compensation and other insurance mandated by local law.

(j) Environment. Licensee certifies that it complies with all applicable local, regional, provincial, and country environmental regulations.

13. Documentation and Inspection. Licensee agrees to: (i) certify to Licensor in writing, as requested by Licensor, that each of the above-listed standards is being met; (ii) maintain on file such documentation as may be needed to demonstrate compliance with the Standards of Manufacturing Practices; (iii) make these documents available in the English language to Licensor for inspection upon request; and (iv) provide employees with the opportunity to report noncompliance with the Standards of Manufacturing Practices, free from punishment or prejudice for so doing. INSURANCE. Licensee shall obtain and maintain in full force and effect during the License Period and for a period of not less than two (2) years thereafter, at its sole cost and expense, the following insurance: (a) comprehensive general liability insurance (including, without limitation, coverage for bodily injury, personal injury, property damage, and casualty loss) in an amount not less than Five Million Dollars (USD $5,000,000) per occurrence or per claim; (b) product liability insurance providing full indemnification and defense against any claims, liabilities, damages, demands and causes of action, actual or alleged, arising out of any defects in or use or misuse of the Licensed Property in an amount not less than Two Million Dollars (USD $2,000,000) per occurrence or per claim; and (c) workers’ compensation and employers’ liability insurance, where applicable, in accordance with local law. Said insurance coverage shall be primary and non-contributing with respect to any other insurance or self-insurance which may be maintained by Licensor, and shall name Licensor, and its officers, directors, employees, representatives, attorneys and agents as additional insureds. Licensee will provide evidence of such insurance to Licensor, including certificates of insurance and a copy of all current applicable insurance policies, before commercial sale of the Licensed Property as provided hereunder. Licensee or its insurance carrier shall provide Licensor with certificates of insurance and a copy of all insurance policies upon each policy renewal, rewriting or change. Licensee or its insurance carrier shall further provide written notice to Licensor at least thirty (30) days prior to any insurance policy cancellation, lapse or termination for any reason whatsoever.

14. LIMITATION OF LIABILITY. EXCEPT FOR LIABILITY FOR INDEMNIFICATION, LIABILITY FOR BREACH OF CONFIDENTIALITY, OR LIABILITY FOR INFRINGEMENT OR MISAPPROPRIATION OF INTELLECTUAL PROPERTY RIGHTS, IN NO EVENT SHALL LICENSOR BE LIABLE TO LICENSEE FOR CONSEQUENTIAL, INDIRECT, INCIDENTAL, SPECIAL, EXEMPLARY, PUNITIVE OR ENHANCED DAMAGES, LOST PROFITS OR REVENUES OR DIMINUTION IN VALUE, ARISING OUT OF OR RELATING TO ANY BREACH OF THIS AGREEMENT, REGARDLESS OF (A) WHETHER SUCH DAMAGES WERE FORESEEABLE, (B) WHETHER OR NOT THE LICENSEE WAS ADVISED OF THE POSSIBILITY OF SUCH DAMAGES AND (C) THE LEGAL OR EQUITABLE THEORY (CONTRACT, TORT OR OTHERWISE) UPON WHICH THE CLAIM IS BASED, AND NOTWITHSTANDING THE FAILURE OF ANY AGREED OR OTHER REMEDY OF ITS ESSENTIAL PURPOSE.

15. CONFIDENTIALITY

15.1 For the purposes of this Agreement, the term “Confidential Information” shall mean any and all proprietary information, financial information, technical data, trade secrets and know-how, including, without limitation, research, product plans, products, services, Customers, customer lists, potential licensees, suppliers, retailers, supplier/subcontractors, markets, developments, inventions, processes, formulas, technology, designs, drawings, manufacturing information, marketing, finances and other business information, which is obtained, received, developed or derived by any party hereto, either directly or indirectly, by any means of communication or expression, whether or not marked “proprietary” or “confidential,” prior to or during the License Period. For the avoidance of doubt, Confidential Information shall also include any and all recipes and formulations of the Licensed Property as well as modifications, updates, and changes therefrom. Confidential Information shall also include the terms and conditions of this Agreement, to the extent not publicly disclosed. As used in this Agreement, the term Confidential Information shall not include information that the receiving party is able to demonstrate by clear evidence: (a) was in the possession of or known by the receiving party before its receipt from the disclosing party, without an obligation to maintain its confidentiality, as evidenced by existing documentation prior to receipt from the disclosing party; (b) is or becomes generally known to the public without violation of this Agreement; (c) is obtained by the receiving party from a third party, without an obligation to maintain its confidentiality; or (d) is independently developed by the receiving party without use of the disclosing party’s information.

15.2 Each party acknowledges that it may have access to the other party’s Confidential Information, whose value may be impaired by misuse or by disclosure to third parties. The receiving party agrees that it will not disclose such Confidential Information to third parties, or use such Confidential Information except to perform its obligations under this Agreement. The receiving party shall not disclose or permit access to Confidential Information other than to its employees, officers, attorneys, and affiliates (collectively, “Representatives”) who: (1) need to know such Confidential Information for the purposes of performing its obligations under this Agreement; (b) know of the existence and terms of this Agreement; and (c) are bound by confidentiality obligations no less protective of the Confidential Information than the terms contained herein. The receiving party shall safeguard the Confidential Information from unauthorized use, access, or disclosure using at least the degree of care it uses to protect its most sensitive information and no less than a reasonable degree of care. The receiving party shall promptly notify the disclosing party of any unauthorized use, access, or disclosure of the Confidential Information and shall take its best effort and cooperate with the disclosing party to prevent further use or disclosure. The receiving party will be responsible for any breach of this Agreement caused by its Representatives. Following the expiration or termination of this Agreement, no party shall disclose or use any of the other party’s Confidential Information for any purpose, unless otherwise agreed in writing by the disclosing party.

15.3 All Confidential Information will remain the property of the disclosing party and shall be either returned or destroyed upon the written request of the disclosing party. The confidentiality of Confidential Information and the obligation of confidentiality hereunder shall survive any expiration or termination of this Agreement until such time as the information in question ceases to be confidential.

16. MISCELLANEOUS

16.1 No Partnership.  Nothing contained in this Agreement shall create or be deemed to create any agency, fiduciary, partnership, franchise, or joint venture relation between Licensor and Licensee. No party hereto shall have the power to obligate or bind the other party in any manner whatsoever.

16.2 Governing Law and Forum. This Agreement, and any disputes, claims, or controversies arising from it, shall be governed and construed according to the state and local laws of the State of Washington, without reference to its choice of law rules. The parties agree to accept the exclusive jurisdiction and venue of the state and federal courts located in King County, Washington for the adjudication of any dispute arising in connection with or related to this Agreement or the interpretation of this Agreement. ..

16.3 Survival. The terms of Sections: 1.4; 1.6; 6.2; 7; 8; 9; 10.3 – 10.10; 11; 12.2; 13; 14; 15; and this Section 16; and any rights, obligations, or required performance of the parties in this Agreement, which, by its express term or nature and context is intended to survive termination, cancellation, or expiration of this Agreement, will survive any such termination, cancellation, or expiration.

16.4 Severability. If any provision of this Agreement is held illegal or unenforceable in a judicial proceeding, such provision shall be modified to the minimum extent necessary to make it enforceable, unless that modification is not permitted by law, in which case that provision will be disregarded, but only to the extent necessary; provided that the rest of the agreement will remain in effect as written.

16.5 Waiver. Failure of either party to insist, in one or more instances, on performance by the other in strict accordance with the terms and conditions of this Agreement shall not be deemed a waiver or relinquishment of any right granted in this Agreement or of the future performance of any such term or condition or of any other term or condition of this Agreement, unless such waiver is contained in a writing signed by the party making the waiver.

16.6 Assignment. Except as provided herein, Licensee may not assign, delegate, sublicense, or otherwise transfer any of its rights or obligations hereunder, whether through a merger, acquisition, or otherwise, except with the prior written consent of Licensor, which shall not be unreasonably withheld. Licensor may assign its rights and obligations under this Agreement to any person or entity upon prior written notice to Licensee. Subject to the restraints on assignment set forth above, this Agreement shall be binding upon and shall inure to the benefit of all successors and assigns of the parties.

16.7 No Third-Party Beneficiaries. This Agreement is for the sole benefit of the Parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other person any legal or equitable right, benefit or remedy of any nature whatsoever, under or by reason of this Agreement

16.8 Entire Agreement. This Agreement, including the License Schedule, constitutes the entire agreement between Licensor and Licensee concerning the subject matter hereof and supersedes all prior and contemporaneous agreements between the parties. The provisions of this Agreement may only be amended by a subsequent instrument in writing clearly purporting to effect such amendment and signed by both Parties.

16.9 Notices. All notices, requests, demands and other communications required or permitted to be made hereunder shall be in writing and shall be deemed duly given if hand delivered against a signed receipt therefor, sent by registered or certified mail, return receipt requested, first class postage prepaid, sent by nationally recognized overnight delivery service, or sent by email, receipt of which has been confirmed by the recipient, in each case addressed to the party entitled to receive the same at the address specified below:

(a) If to Licensee:

NABC, Inc..
737 E 1180 S
American Fork, UT 84003
Attn: Legal Dept.
Email: mike_drake@morinda.com; Richard_rife@morinda.com

(b) If to Licensor:

Docklight, LLC
2701 Eastlake Ave E
Seattle, Washington, United States 98102
Attn: Legal Department
Email: ip@docklightbrands.com

Either party hereto may alter the address to which communications are to be sent by giving notice of such change of address in conformity with the provisions of this Section 16.9. Notice shall be deemed to be effective, if personally delivered, when delivered; if mailed, at midnight on the third business day after being sent by registered or certified mail; if sent by nationally recognized overnight delivery service, on the next business day following delivery to such delivery service; or on the same day if sent by email, receipt of which has been confirmed by the recipient.

16.10 Section Headings. The headings herein are for convenience of reference only, do not constitute a part of this Agreement, and shall not be deemed to limit or affect any of the provisions hereof.

16.11 Dispute Resolution. The parties covenant and agree to use their diligent efforts to resolve any disputes that arise between them in the future and are related to this Agreement through negotiation and mutual agreement. Notwithstanding the foregoing, the parties acknowledge and agree that each of them shall have the right to seek immediate injunctive and other equitable relief through the courts in the event of any material breach of this Agreement by the other party that would cause the non-breaching party irreparable injury for which there would be no adequate remedy at law. The prevailing party in any action arising hereunder shall be entitled to recover from the non-prevailing party its reasonable costs and expenses, including attorneys’ fees and costs incurred in connection with such action or proceeding.

16.12 Publicity. Neither Licensee nor Licensor shall use the name of the other in any publicity or advertising and shall not issue a press release or otherwise publicize or disclose any information related to this Agreement or the terms or conditions hereof, without the prior written consent of the other Party. For purposes of clarity, no material related to Licensor or its relationship with Licensee, this Agreement, or the Licensed Property (including but not limited to, advertising, promotional, or informative materials related to this Agreement, the existence of this Agreement, other transactions contemplated hereby, other transactions between the parties hereto, the relationship between and among the parties hereto, and/or any matter related to a Licensor affiliate) shall be distributed, published, disseminated or otherwise publicly released by or at the direction of Licensee without Licensor’s prior written approval, in Licensor’s sole and exclusive discretion.

16.13 Counterparts. This Agreement may be executed in counterparts, each of which will be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, electronic mail, or other means of electronic transmission will be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

16.14 Construction. Each party has carefully reviewed this Agreement, understands its terms, sought legal advice with respect to this Agreement, and has relied wholly on its own judgment and knowledge and has not been influenced to any extent whatsoever in making this Agreement by any representations or statements made by any other party or anyone acting on behalf of any other party. Any rules of construction construing an agreement against the drafting party shall not apply to the construction of this Agreement. The License Schedule referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if it were set forth verbatim herein.

16.15 Complete Understanding. This Agreement contains the full and complete understanding of the parties and replaces any prior understanding or arrangement between the Parties, whether oral or written.

<signature page to follow>

The Parties have caused this Agreement to be executed as of the Effective Date.

LICENSEE

NABC, INC.

By: __/s/ Gregory A. Gould_______________________

Name: _Gregory A. Gould______________________

Title: __CFO______________________

LICENSOR

DOCKLIGHT, LLC:

By: __/s/Damian Marano________________________

Name: _Damian Marano______________________

Title: __President & General Manager_________

LICENSING SCHEDULE

LICENSED PROPERTY. The name, image, likeness, caricature, signature and biography of Bob Marley, the trademarks MARLEY and BOB MARLEY for use only in connection with Licensee’s marks: (i) Marley’s Mellow Mood, USPTO Reg. No. 4659797, and (ii) Marley’s Mellow Mood, USPTO Reg. No. 4457615, (collectively, “Marley Mood Marks”); and only for the design, sourcing, manufacture, distribution, sale, marketing and promotion of Licensed Products bearing the Marley Mood Marks.

LICENSED PRODUCTS. Licensee shall have the right and license to the Licensed Property only in connection with the manufacturing, marketing, distribution, sale, advertising and promotion of the following shelf stable, ready to drink, non-alcoholic, consumer beverages infused with Cannabidiol (CBD) derived from hemp-based or synthetic (but not marijuana) sources:

●
Marley Mellow Mood Bartlett Pear Zero Calorie Relaxation Tea;
●
Marley Mellow Mood Herbal Honey Relaxation Tea;
●
Marley Mellow Mood Lemon Raspberry Relaxation Tea;
●
Marley Mellow Mood Peach Raspberry Relaxation Tea.

For clarity the definition of Licensed Products does not include:
●
Any consumer beverages with any amounts of marijuana, whatsoever.
●
Any consumer beverage with more than .03% (by volume) of any other cannabinoid (including synthetic cannabinoids), including but not limited to: THC, THCA, & CBG.
●
Drinks that do not contain CBD as an active or advertised ingredient.

LICENSED TERRITORY. United States. All legal channels, with the exception of state regulated, and licensed marijuana retail establishments, e.g. ‘dispensaries.’ For clarity, ‘legal channels’ shall mean that distribution into a particular channel shall comply with Applicable Law, including all local, state, and Federal law(s).

LICENSE FEES. As consideration, Licensee shall pay to Licensor a fee equal to fifty percent (50%) of all gross margin (“Gross Margin”) sales of Approved License Products.

●
For purposes of this Agreement, Gross Margin is calculated as: Net Sales Revenue, minus the actual cost of goods sold (“COGS”). COGS shall not include accounting for Licensee’s Marketing and transportation/distribution costs for Licensed Products.

●
For purposes of this Agreement, Net Sales Revenue shall be calculated as all gross wholesale revenue received from sales of Licensed Products, less normal deductions such as returns, discounts, allowances and uncollectible amounts (“Deductions”), so long as Deductions do not exceed 5% of gross wholesale revenue.

JOINT MARKETING COSTS. Notwithstanding the definition of License Fees herein, the parties agree to evenly split ten percent (10%) (five percent (5%) per party) of the annual direct marketing costs for marketing all Approved Licensing Products.

TRANSPORTATION COSTS. Notwithstanding the definition of License Fees, herein, the parties agree to evenly split five percent (5%) (two and a half percent (2.5%) per party) of the annual direct transportation costs for all Approved Licensing Products.